SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.	☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material pursuant to Section 240.14a-12

(Great Plains Energy Incorporated)

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

GREAT PLAINS ENERGY INCORPORATED
1201 WALNUT
KANSAS CITY, MISSOURI 64106-2124
March 21, 2005
Dear Shareholder:
        We are pleased to invite you to the Annual Meeting of Shareholders of Great Plains Energy Incorporated (Great Plains Energy or the Company). The meeting will be held at 10:00 a.m. (Central Daylight Time) on Tuesday, May 3, 2005, at The Discovery Center, 4750 Troost, Kansas City, Missouri. At this meeting, you will be asked to elect eleven directors and ratify the appointment of independent auditors for 2005.
        The attached Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. Your vote is important. Please review these materials and vote your shares.
        We hope you and your guest will be able to attend the meeting. Registration and refreshments will be available starting at 9:00 a.m.

Sincerely,

Michael J. Chesser
Chairman of the Board

RIVER FRONT
KC
MUNICIPAL
AIRPORT
7th ST
35
29
70
INDEPENDENCE AVE
435
PASEO
18th ST
ST
27th ST
BLVD
BLVD
35th ST
40
BRUNT
BROADWAY
MAIN
TROOST
THE
FREEWAY
PROSPECT
BENTON
JACKSON
VAN
STATE LINE
43rd ST
47th ST
RAINBOW
51st ST
BLUE
PARKWAY
OELAND
PARK
LOOSE
PARK
56
PARKWAY
PARKWAY
59th ST
AIRWAY
MISSION
HILLS
WARD
WORNALL RD
67th ST
SWOPE
SWOPE
PARK
75th ST

Discovery Center

4750 Troost Ave.

Kansas City, MO 64110

GREAT PLAINS ENERGY INCORPORATED
1201 Walnut
Kansas City, Missouri 64106-2124

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 3, 2005
Time:	10:00 a.m. (Central Daylight Time)
Place:	The Discovery Center
4750 Troost
Kansas City, Missouri 64110
(Directions to The Discovery Center can be found on the preceding page)
        The purposes of the Annual Meeting are to:
           1. Elect eleven directors; and
           2. Ratify the appointment of independent auditors.
        Shareholders of record as of the close of business on February 25, 2005, are eligible to vote at this meeting.
Kansas City, Missouri
March 21, 2005

The Discovery Center is accessible to all shareholders. Shareholders with special assistance needs should contact the Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106-2124, no later than Friday, April 29, 2005.

Great Plains Energy Incorporated
1201 Walnut
Kansas City, Missouri 64106-2124

i

GREAT PLAINS ENERGY INCORPORATED
PROXY STATEMENT
         This proxy statement and accompanying proxy card are being mailed, beginning March 21, 2005, to owners of the common stock of Great Plains Energy for the solicitation of proxies by the Great Plains Energy Board of Directors (“Board”) for the 2005 Annual Meeting of Shareholders (“Annual Meeting”). The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the Annual Meeting.

HOUSEHOLDING DISCLOSURE STATEMENT
          Great Plains Energy shareholders that share the same last name and household mailing address with multiple accounts will receive a “single” copy of shareholder documents (annual report, proxy statement, prospectus or other information statement) unless Great Plains Energy is instructed otherwise. Each registered shareholder will continue to receive a separate proxy card. Additional copies of these documents will be delivered promptly upon written request to the Corporate Secretary at 1201 Walnut, Kansas City, Missouri 64106-2124 or oral request by calling our toll-free number 1-800-245-5275. Shareholders that elect not to participate and would prefer to receive a separate copy of the proxy statement should contact Great Plains Energy in writing or by calling our toll-free number 1-800-245-5275.

VOTING PROCEDURES
          Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke your proxy at any time by:

•	written notice to the Corporate Secretary;
•	submission of a proxy bearing a later date; or
•	casting a ballot during the Annual Meeting proceedings.
Properly executed proxies received by the Corporate Secretary before the close of voting at the Annual Meeting will be voted according to the directions provided. If a proxy is returned without shareholder directions, the shares will be voted as recommended by the Board.
        Who can vote? Shareholders who own shares of Great Plains Energy’s common stock as of the close of business on February 25, 2005, are entitled to vote at the meeting or any postponements or adjournments. On that day, approximately 74,438,825 shares of common stock were eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

        Cumulative voting is allowed with respect to the election of directors. This means each shareholder has a total vote equal to the number of shares they own multiplied by the number of directors to be elected. These votes may be divided among all nominees equally or may be voted for one or more of the nominees either in equal or unequal amounts. If votes for a certain director nominee are withheld, those votes will be distributed equally among the remaining director nominees. Withholding authority to vote for all director nominees has the same effect as abstaining from voting for any director nominee. If no instructions are given, the shares will be voted equally for the election of all directors. The eleven nominees with the highest number of votes will be elected.
        On all other matters, a majority of the votes present at the meeting is required for approval.
        How do I vote? Other than by attending the Annual Meeting and voting in person, there are three ways registered shareholders may vote their shares:

•	By Mail
•	By Telephone
•	By Internet
To vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided. To vote by telephone or Internet, 24 hours a day, 7 days a week, refer to your proxy card for voting instructions. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares. If you are an employee participating in Great Plains Energy’s Employee Savings Plus Plan, you will receive separate instructions from Marshall & Ilsley Trust Company n.a., describing how to vote your shares.
        What shares are included on the proxy card? The proxy card represents all the shares registered to your account including all shares held in your Great Plains Energy Dividend Reinvestment and Direct Stock Purchase Plan account.
        How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached.
        Is my vote confidential? Great Plains Energy has a policy of voting confidentiality. Proxies, ballots and voting tabulations are available for examination only by the independent Inspector of Election and Tabulators. Your vote will not be disclosed to the Board or management of Great Plains Energy except as may be required by law and in other limited circumstances.
        Who will solicit proxies? The cost of solicitation will be borne by Great Plains Energy. In addition to the use of the mails, proxies may be solicited in person, by telephone, facsimile or other electronic means by the directors, officers and employees of Great Plains Energy without additional compensation. Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, has been retained by Great Plains Energy to assist in the distribution of proxy materials and solicitation of votes for a fee of $6,500 plus reimbursement of out-of-pocket expenses.

CORPORATE GOVERNANCE
          Great Plains Energy’s business, property and affairs are managed under the direction of the Board. This is in accordance with Missouri General and Business Corporation Law and Great Plains Energy’s Articles of Incorporation and By-Laws. Although directors are not involved in the day-to-day operating details, they are kept informed of Great Plains Energy’s business through written reports and documents regularly provided to them. In addition, directors receive operating, financial and other reports presented by the Chairman and other officers of Great Plains Energy at Board and committee meetings.
        Board Attendance at Annual Meeting. The directors are expected to attend the Annual Meeting of Shareholders. In 2004, all directors were present at the Annual Meeting.
        Meetings of the Board. The Board held eight meetings in 2004. Each of the incumbent directors attended at least 88% of the Board and committee meetings to which he or she was assigned.
        Committees of the Board. The Board’s four standing committees are described below. Directors’ committee memberships are included in their biographical information beginning on page 5.

Executive Committee – which consists of the Chairman and four independent directors, exercises the full power and authority of the Board to the extent permitted by Missouri law. The committee generally meets when action is necessary between scheduled Board meetings.
        The committee held no meetings in 2004.

Audit Committee – which consists of five independent directors, oversees the auditing, accounting and financial reporting of Great Plains Energy including:

•	monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;
•	monitoring the independence, qualifications and performance of the Company’s independent auditors and internal auditing department; and
•	providing an avenue of communication among the independent auditors, management, internal auditing department and the Board.

The Board identified Mark A. Ernst, William C. Nelson and Robert H. West as independent “audit committee financial experts” as that term is defined by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.
        The committee held four meetings in 2004.

Compensation and Development Committee – which consists of five independent directors, reviews and assists the Board in overseeing compensation matters including:

•	aligning the interest of directors and executives with the interests of shareholders;
•	motivating performance in achievement of the Company’s business objectives;
•	administering Great Plains Energy’s incentive plans for senior officers; and
•	recommending compensation to be paid to Board members.
        The committee held five meetings in 2004.

Governance Committee – which consists of five independent directors, reviews and assists the Board with all corporate governance matters including:

•	identifying and recommending nominees qualified to become board members;
•	monitoring the effectiveness of the Company and its subsidiaries in meeting overall objectives and goals of the organization;
•	developing and monitoring a set of appropriate corporate governance principles applicable to Great Plains Energy and its subsidiaries; and
•	overseeing succession planning.
        The committee held four meetings in 2004.
        Corporate Governance Guidelines, Committee Charters and Code of Business Conduct and Ethics. The Board has adopted written corporate governance guidelines, charters for the Audit, Compensation and Development and Governance Committees and a Code of Business Conduct and Ethics. These documents are available on the Company’s website at www.greatplainsenergy.com. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106.
        Director Compensation. Compensation is paid to non-employee members of the Board. An annual retainer of $50,000 was paid in 2004 ($25,000 of which was used to acquire shares of Great Plains Energy common stock through Great Plains Energy’s Dividend Reinvestment and Direct Stock Purchase Plan on behalf of each non-employee member of the Board). An additional retainer of $10,000 was paid annually to the lead director. Also, a retainer of $3,000 was paid to those non-employee directors serving as chair of a committee. Attendance fees of $1,000 for each Board meeting and $1,000 for each committee meeting attended were also paid in 2004. Directors may defer the receipt of all or part of the cash retainers and meeting fees.
        Great Plains Energy also provides life and medical insurance coverage for each non-employee member of the Board. The total premiums paid by Great Plains Energy for this coverage for all participating non-employee directors in 2004 was $30,629.

ELECTION OF DIRECTORS
Item 1 on Proxy Card
          The Board will consist of eleven members. The eleven nominees have been recommended to the independent directors of the Board by the Governance Committee to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and qualified. All of the directors elected in 2004 are listed below as nominees. Each nominee has consented to stand for election, and the Board does not anticipate any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Proxies cannot be voted for a greater number of persons than eleven.
The Board of Directors recommends a vote FOR each of the listed nominees.

Nominees for Directors
David L. Bodde	Director since 1994
Dr. Bodde, 62, is the Senior Fellow and Professor, Arthur M. Spiro Center for Entrepreneurial Leadership at Clemson University (since 2004). He previously held the Charles N. Kimball Professor of Technology and Innovation (1996-2004) at the University of Missouri-Kansas City. He also serves on the board of The Commerce Funds. Dr. Bodde served as a member of the Audit and Governance committees during 2004.

Michael J. Chesser	Director since 2003
Mr. Chesser, 56, is Chairman of the Board and Chief Executive Officer of Great Plains Energy and Chairman of the Board — KCP&L (since October 2003). Previously he served as Chief Executive Officer of United Water (2002-2003); President and Chief Executive Officer of GPU Energy (2000-2002); and President and Chief Executive Officer of Itron Inc. (1999-2000). Mr. Chesser served as a member of the Executive committee in 2004.

William H. Downey	Director since 2003
Mr. Downey, 60, is President and Chief Operating Officer — Great Plains Energy and President and Chief Executive Officer — KCP&L (since October 2003). Mr. Downey joined the Company in 2000 as Executive Vice President — Kansas City Power & Light Company and President — KCPL Delivery Company. He previously was principal of W. H. Downey & Associates (1999-2000). Mr. Downey also serves on the board of Enterprise Financial Services Corp.

Mark A. Ernst	Director since 2000
Mr. Ernst, 46, is Chairman, President and Chief Executive Officer of H&R Block, Inc., a global provider of tax preparation, investment, mortgage and accounting services. He was elected Chairman of the Board in 2002, Chief Executive Officer in 2001 and President in 1999. Mr. Ernst also serves on the board of Knight Ridder, Inc. Mr. Ernst served on the Audit and Compensation and Development committees during 2004.

Randall C. Ferguson, Jr.	Director since 2002
Mr. Ferguson, 53, is the Senior Partner for Business Development for Tshibanda & Associates, LLC (since March 2005), a consulting and project management services firm committed to assisting clients to improve operations and achieve long-lasting, measurable results. Previously he served as Senior Vice President Business Growth & Member Connections with the Greater Kansas City Chamber of Commerce (2003-2005) and the retired Senior Location Executive (1998-2003) for the IBM Kansas City Region. Mr. Ferguson served on the Audit and Governance committees during 2004.

William K. Hall	Director since 2000
Dr. Hall, 61, is Chairman (since 2000) of Procyon Technologies, Inc., a holding company with investments in the aerospace and defense industries. He also served as Chief Executive Officer (2000-2003) of the company. Dr. Hall also serves on the boards of Actuant Corporation, A. M. Castle & Co., GenCorp and Woodhead Industries. Dr. Hall served on the Compensation and Development and Executive committees during 2004.

Luis A. Jimenez	Director since 2001
Mr. Jimenez, 60, is Senior Vice President and Chief Strategy Officer (since 2001) of Pitney Bowes Inc., a global provider of integrated mail and document management solutions. He served as Vice President, Global Growth and Future Strategy (1999-2001). Mr. Jimenez served on the Governance and Executive committees during 2004.

James A. Mitchell	Director since 2002
Mr. Mitchell, 63, is the Executive Fellow-Leadership, Center for Ethical Business Cultures (since 1999), a not-for-profit organization assisting business leaders in creating ethical and profitable cultures. Mr. Mitchell served on the Compensation and Development and Governance committees during 2004.

William C. Nelson	Director since 2000
Mr. Nelson, 67, is Chairman (since 2001) of George K. Baum Asset Management, a provider of investment management services to individuals, foundations and institutions. He is the retired Chairman (1990-2000) of Bank of America Midwest. He also serves on the board of DST Systems. Mr. Nelson served on the Audit and Compensation and Development committees during 2004.

Linda H. Talbott	Director since 1983
Dr. Talbott, 64, is President of Talbott & Associates (since 1975), consultants in strategic planning, philanthropic management and development to foundations, corporations, and nonprofit organizations. She is also Chairman of the Center for Philanthropic Leadership. Dr. Talbott served as a member of the Executive and Governance committees during 2004.

Robert H. West	Director since 1980
Mr. West, 66, serves on the boards of Burlington Northern Santa Fe Corporation and Commerce Bancshares, Inc. Mr. West served as the Lead Director of the Board and as a member of the Audit, Executive and Compensation and Development committees during 2004.

DIRECTOR INDEPENDENCE
          The Board has determined that all the nominees for director are independent except for Michael J. Chesser and William H. Downey. In conducting its analysis, the Board considered whether a director nominee met the New York Stock Exchange requirements for independence and whether the nominee had any material direct or indirect relationships with Great Plains Energy. With the exception of Messrs. Chesser and Downey, the Board affirmatively determined that no nominee for director or immediate family member of such nominee has currently, or had in the past, any direct or indirect relationship with Great Plains Energy or its affiliates other than the nominee’s position as director. The Board also affirmatively determined that there are no material relationships, current or past, between Great Plains Energy and its affiliates and any of the entities of which the nominee or their immediate family members serve as an employee or officer.

BOARD POLICIES REGARDING COMMUNICATIONS
          The Company has a process for communicating with the Board. Communications by shareholders to the Board can be directed to the Governance Committee of the Board of Directors, Great Plains Energy Incorporated, Attention: Corporate Secretary, 1201 Walnut, Kansas City, Missouri 64106. Communications should state the number of shares beneficially owned by the shareholder. All communications will be forwarded directly to the chair of the Governance Committee to be handled on behalf of the Board.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
          The following table shows beneficial ownership of Great Plains Energy’s common stock by the named executive officers, directors and all directors and officers as of February 5, 2005 (with the exception of shares held in the Employee Savings Plus Plan which are reported as of January 31, 2005). The total of all shares owned by directors and officers represents less than 1% of the outstanding shares of Great Plains Energy’s common stock. Management of Great Plains Energy has no knowledge of any person (as defined by the Securities and Exchange Commission) who owns beneficially more than 5% of Great Plains Energy common stock.

	Shares of
	Common Stock
Name of Beneficial Owner	Beneficially Owned

Named Executive Officers
Michael J. Chesser	38,889	(1)
William H. Downey	79,923	(1)
Andrea F. Bielsker	27,669	(1)
Jeanie S. Latz	40,991	(1)
Stephen T. Easley	35,133	(1)
Richard M. Zomnir(2)	0
Other Directors
David L. Bodde	8,835	(3)
Mark A. Ernst	7,244
Randall C. Ferguson, Jr.	2,957
William K. Hall	10,612
Luis A. Jimenez	3,263
James A. Mitchell	3,845
William C. Nelson	3,601
Linda H. Talbott	9,340
Robert H. West	6,803	(4)
All Great Plains Energy and KCP&L Executive Officers and Directors As A Group
(23 persons)	401,637	(1)

(1)	Includes restricted stock with restricted reinvested dividend shares and exercisable non-qualified stock options.
• Restricted Stock: Chesser — 38,871 shares; Downey — 28,269 shares; and Easley — 10,000 shares (awarded February 1, 2005)
• Exercisable Non-Qualified Stock Options: Downey — 40,000 shares; Bielsker — 21,000 shares; Latz — 29,000 shares; and Easley — 19,000 shares
(2)	Mr. Zomnir holds a beneficial interest in SE Holdings, L.L.C. At year-end, that company held one unit (0.00001%) of each of the Series CE Economic Interest, Series CE Voting Interest, Series SEL Economic Interest and Series SEL Voting Interest issued by Custom Energy Holdings, L.L.C., a subsidiary of Great Plains Energy. See “Certain Relationships and Related Transactions” on page 14.
(3)	The nominee disclaims beneficial ownership of 1,000 shares reported and held by nominee’s mother.
(4)	The nominee disclaims beneficial ownership of 1,000 shares reported and held by nominee’s wife.
               Section 16(a) Beneficial Ownership Reporting Compliance
        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our directors, executive officers and persons who own more than 10% of Great Plains Energy’s common stock to file reports of holdings and transactions in Great Plains Energy common stock with the Securities and Exchange Commission and the New York Stock Exchange. Based upon our records, we believe that all required reports for fiscal 2004 have been timely filed.

EXECUTIVE COMPENSATION
          The following table contains executive compensation data for Great Plains Energy’s Executive Officers.
Summary Compensation Table

		Annual Compensation			Long Term Compensation

					Awards		Payouts

				Other Annual	Restricted	Securities	LTIP	All Other
				Compensation	Stock Award(s)	Underlying	Payouts	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)(1)	($)(2)	Options/SARs	($)	($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Michael J. Chesser	2004	550,000	495,535	311,436	0	0	0	8,734
Chairman of the Board and	2003	137,500	123,750	0	1,115,813	0	0	1,403
Chief Executive Officer	2002	0	0	0	0	0	0	0

William H. Downey	2004	400,000	270,292	0	0	0	0	27,562
President and Chief	2003	325,000	219,375	0	1,001,998	5,249	0	20,764
Operating Officer	2002	260,000	78,000	0	0	20,000	0	14,382

Andrea F. Bielsker	2004	230,000	141,831	0	0	0	0	24,678
Senior Vice President —	2003	220,000	132,000	0	125,626	2,887	0	22,313
Finance, Chief Financial	2002	200,000	60,000	0	0	13,000	0	18,569
Officer and Treasurer

Jeanie Sell Latz	2004	220,000	123,531	0	0	0	0	34,429
Executive Vice President —	2003	220,000	132,000	0	125,626	2,887	0	34,128
Corporate and Shared Services	2002	210,000	63,000	0	0	13,000	0	29,353
and Secretary

Stephen T. Easley	2004	225,000	116,685	0	0	0	0	11,972
Vice President — Generation	2003	210,000	94,500	0	128,378	2,449	0	10,737
Services, Kansas City	2002	200,000	56,388	0	0	13,000	0	5,242
Power & Light Company

Richard M. Zomnir(4)	2004	388,667	310,933	0	0	0	0	45,333
President and Chief	2003	400,000	427,840	0	0	0	0	0
Executive Officer,	2002	288,400	718,900	0	0	0	0	0
Strategic Energy, L.L.C.

(1)	While the six executive officers named above receive certain perquisites from the Company, with the exception of Mr. Chesser in 2004, such perquisites did not reach in any of the reported years the threshold for reporting of the lesser of either $50,000 or ten percent of salary and bonus set forth in the applicable rules of the Securities and Exchange Commission.
For 2004, amounts include:
• Personal Travel: Chesser — $3,794
• Relocation Costs: Chesser — $299,292
• Transportation Allowance: Chesser — $7,200
• Club Dues: Chesser — $1,150
(2)	At Year-End 2004, amounts include:
Restricted Stock: The dollar value of restricted stock awards shown in Column (f) above is calculated by multiplying the number of shares awarded by the closing market price of the Great Plains Energy common stock on the date of the grant.
Chesser
12,135 shares vesting October 1, 2005, 12,135 shares vesting October 1, 2006 and 12,135 shares vesting October 1, 2007; dividends are reinvested with the same restrictions as the restricted stock; value as of December 31, 2004 was $1,102,343.
Downey
8,825 shares vesting October 1, 2005, 8,825 shares vesting October 1, 2006 and 8,826 shares vesting October 1, 2007; dividends are reinvested with the same restrictions as the restricted stock; value as of December 31, 2004 was $801,693.

(3)	For 2004, amounts include:
• Contribution Under the Great Plains Energy Employee Savings Plus Plan: Chesser — $263; Downey — $6,079; Bielsker — $6,142; Latz — $6,137; and Easley — $6,150
• Flex Dollars Under the Flexible Benefits Plan: Chesser — $6,581; Downey — $3,932; Bielsker — $14,027; Latz — $19,527; and Easley — $3,997
• Deferred Flex Dollars: Chesser — $1,836; Downey — $2,535
• Contribution Under the Great Plains Energy Employee Savings Plus Plan Accruing to the Deferred Compensation Plan: Downey — $4,269; Bielsker — $344; Latz — $344; and Easley — $156
• Above-Market Interest Paid on Deferred Compensation: Chesser — $54; Downey — $10,747; Bielsker — $4,165; Latz — $8,421; and Easley — $1,669
• 2004 Portion of Severance Payments: Zomnir — $45,333 (See Note (4) below)
(4)	Mr. Zomnir entered into a five-year Employment Agreement in 2002 with Strategic Energy, L.L.C. providing for salary, annual bonus and benefits. As set forth in Certain Relationships and Related Transactions on page 14, Mr. Zomnir left the company in 2004. In accordance with his Employment Agreement, Mr. Zomnir will be paid severance payments consisting of two (2) times his annual salary, two (2) times an annual amount of $120,000, a bonus payment prorated through the date of termination and certain other benefits, of which $45,333 was paid in 2004.

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/SARs		In-the-Money Options/SARs
	Shares		at Fiscal Year End		at Fiscal Year End
	Acquired	Value	(#)		($)
	on Exercise	Realized
Name	(#)	($)(1)	Exercisable(2)	Unexercisable	Exercisable(2)	Unexercisable
(a)	(b)	(c)	(d)	(d)	(e)	(e)

Michael J. Chesser	0	—	—	—	—	—
William H. Downey	0	—	40,000	5,249	202,200	13,385
Andrea F. Bielsker	5,000	24,000	21,000	2,887	107,780	7,362
Jeanie S. Latz	4,000	135,508	29,000	2,887	153,083	7,362
Stephen T. Easley	0	—	19,000	2,449	98,320	6,245
Richard M. Zomnir	0	—	—	—	—	—

(1)	For Ms. Latz, includes reinvested dividends that accrued on options.
(2)	Includes stock options of 20,000 shares, 13,000 shares, 13,000 shares and 13,000 shares to Mr. Downey, Ms. Bielsker, Ms. Latz and Mr. Easley, respectively, that became exercisable February 5, 2005.

GREAT PLAINS ENERGY PENSION PLANS
          Great Plains Energy has a non-contributory pension plan (the “Great Plains Energy Pension Plan”) providing for benefits upon retirement, normally at age 65. In addition, a supplemental retirement benefit is provided for selected executive officers. The following table shows examples of single life option pension benefits (including unfunded supplemental retirement benefits) payable upon retirement at age 65 to the named executive officers:

	Annual Pension For
Average Annual Base	Years of Service Indicated
Salary for Highest
36 Months	15	20	25	30 or more

150,000	45,000	60,000	75,000	90,000
200,000	60,000	80,000	100,000	120,000
250,000	75,000	100,000	125,000	150,000
300,000	90,000	120,000	150,000	180,000
350,000	105,000	140,000	175,000	210,000
400,000	120,000	160,000	200,000	240,000
450,000	135,000	180,000	225,000	270,000
500,000	150,000	200,000	250,000	300,000
550,000	165,000	220,000	275,000	330,000
600,000	180,000	240,000	300,000	360,000
650,000	195,000	260,000	325,000	390,000
700,000	210,000	280,000	350,000	420,000
        Each eligible employee with 30 or more years of credited service, or whose age and years of service add up to 85, is entitled to a total monthly annuity equal to 50% of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. The monthly annuity will be proportionately reduced if their years of credited service are less than 30 or if their age and years of service do not add up to 85. The compensation covered by the Great Plains Energy Pension Plan — base monthly salary — excludes any bonuses and other compensation. The Great Plains Energy Pension Plan provides that pension amounts are not reduced by Social Security benefits. The estimated credited years of service for the named executive officers in the Summary Compensation table are as follows:

Credited
Years of Service
Officer	Earned

Michael J. Chesser(1)	1 year
William H. Downey	4 years
Andrea F. Bielsker	20 years
Jeanie S. Latz	24 years
Stephen T. Easley	8 years
Richard M. Zomnir(2)	0 years

(1)	Pursuant to the terms of an employment agreement, Mr. Chesser will be credited with two years of service for every one year of service earned. The additional year of service will be paid as a supplemental retirement benefit.
(2)	Mr. Zomnir does not participate in the Great Plains Energy Pension Plan.

        Eligibility for supplemental retirement benefits is limited to executive officers selected by the Compensation and Development Committee of the Board; all the named executive officers, with the exception of Mr. Zomnir, are participants. The total retirement benefit payable at the normal retirement date is equal to 2% of highest average earnings, as shown above, for each year of credited service up to 30 (maximum of 60% of highest average earnings). A liability accrues each year to cover the estimated cost of future supplemental benefits.
        The Internal Revenue Code imposes certain limitations on pensions that may be paid under tax qualified pension plans. In addition to the supplemental retirement benefits, the amount by which pension benefits exceed the limitations will be paid outside the qualified plan and accounted for by Great Plains Energy as an operating expense.

GREAT PLAINS ENERGY SEVERANCE AGREEMENTS
          Great Plains Energy has severance agreements (“Severance Agreements”) with certain of its executive officers, including the named executive officers with the exception of Mr. Zomnir, to ensure their continued service and dedication to and their objectivity in considering on behalf of Great Plains Energy any transaction that would change the control of the Company. Under the Severance Agreements, an executive officer would be entitled to receive a lump-sum cash payment and certain insurance benefits during the three-year period after a Change in Control (or, if later, the three-year period following the consummation of a transaction approved by Great Plains Energy’s shareholders constituting a Change in Control) if the officer’s employment was terminated by:

•	Great Plains Energy other than for cause or upon death or disability;
•	the executive officer for “Good Reason” (as defined in the Severance Agreements); and
•	the executive officer for any reason during a 30-day period commencing one year after the Change in Control or, if later, commencing one year following consummation of a transaction approved by Great Plains Energy’s shareholders constituting a change in control (a “Qualifying Termination”).
        A Change in Control is defined as:

•	an acquisition by a person or group of 20% or more of the Great Plains Energy common stock (other than an acquisition from or by Great Plains Energy or by a Great Plains Energy benefit plan);
•	a change in a majority of the Board; and
•	approval by the shareholders of a reorganization, merger or consolidation (unless shareholders receive 60% or more of the stock of the surviving Company) or a liquidation, dissolution or sale of substantially all of Great Plains Energy’s assets.
        Upon a Qualifying Termination, Great Plains Energy must make a lump-sum cash payment to the executive officer of:

•	the officer’s base salary through the date of termination;
•	a pro-rated bonus based upon the average of the bonuses paid to the officer for the last five fiscal years;
•	any accrued vacation pay;
•	two or three times the officer’s highest base salary during the prior 12 months;

•	two or three times the average of the bonuses paid to the officer for the last five fiscal years;
•	the actuarial equivalent of the excess of the officer’s accrued pension benefits including supplemental retirement benefits computed without reduction for early retirement and including two or three additional years of benefit accrual service, over the officer’s vested accrued pension benefits; and
•	the value of any unvested Great Plains Energy contributions for the benefit of the officer under the Great Plains Energy Employee Savings Plus Plan.

        In addition, Great Plains Energy must offer health, disability and life insurance plan coverage to the officer and his dependents on the same terms and conditions that existed immediately prior to the Qualifying Termination for two or three years, or, if earlier, until the executive officer is covered by equivalent plan benefits. Great Plains Energy must make certain “gross-up” payments regarding tax obligations relating to payments under the Severance Agreements as well as provide reimbursement of certain expenses relating to possible disputes that might arise.
        Payments and other benefits under the Severance Agreements are in addition to balances due under the Great Plains Energy Long-Term Incentive Plan and Annual Incentive Plan. Upon a Change in Control (as defined in the Great Plains Energy Long-Term Incentive Plan), all stock options granted in tandem with limited stock appreciation rights will be automatically exercised.

EMPLOYMENT ARRANGEMENT WITH MR. CHESSER
          Pursuant to the terms of an employment arrangement, Michael J. Chesser, Chairman of the Board and Chief Executive Officer, is entitled to receive three times annual salary and bonus if he is terminated without cause prior to his reaching age 63. After age 63, any benefit for termination without cause will be one times annual salary and bonus until age 65. Regarding pension benefits, Mr. Chesser will receive two credited years of service for every one year of service earned. The additional year of service will be paid as a supplemental retirement benefit.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Great Plains Energy, through Innovative Energy Consultants Inc. (IEC), a subsidiary, completed in May 2004 its purchase from SE Holdings, L.L.C. (SE Holdings) of an additional 11.45% indirect interest in Strategic Energy, L.L.C. (Strategic Energy) for $88.8 million, excluding transaction costs. The purchase increased Great Plains Energy’s indirect ownership of Strategic Energy to just under 100%. Richard Zomnir, who resigned as Chief Executive Officer of Strategic Energy in November 2004, and certain other current and former employees of Strategic Energy held direct or indirect interests in SE Holdings. Mr. Zomnir disclosed he held an approximate 25% interest in SE Holdings. SE Holdings now owns less than 1% of Strategic Energy.
        A suit for breach of employment contract and violation of the Pennsylvania Wage Payment Collection Act was filed against Strategic Energy, SE Holdings and others on March 23, 2004, in the Court of Common Pleas of Allegheny County, Pennsylvania. SE Holdings

and its current owners (including Mr. Zomnir) have agreed to indemnify Strategic Energy and others against any judgment or settlement of the claim that relates to an interest in SE Holdings for approximately $8 million.

COMPENSATION AND DEVELOPMENT COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
          The Compensation and Development Committee of the Board of Great Plains Energy is composed of five independent directors. The Compensation and Development Committee sets the executive compensation structure and administers the policies and plans that govern compensation for the executive officers. Executive compensation is consistent with the Great Plains Energy total remuneration philosophy which provides:

Given Great Plains Energy’s strategies in the competitive and demanding energy marketplace, attracting and retaining talent is a top priority. Great Plains Energy is committed to establishing total remuneration levels which are performance-based, competitive with the energy or utility market for jobs of similar scope to enable the organization to recruit and retain talented personnel at all levels in a dynamic and complex marketplace. This will be established through base salary, benefits and performance-based annual and long-term incentives. The incentive targets will be consistent with current trends in the energy or utility sector and the incentive measures will be appropriately tied to shareholder and customer interests.
        Executive compensation for 2004 consisted of base salary and annual incentives. No grants were made under the Company’s long-term incentive plan in 2004. The Compensation and Development Committee has not adopted a policy concerning the Internal Revenue Services’ rules on the deductibility of compensation in excess of $1,000,000.
Great Plains Energy Executive Compensation
               Base Salaries
        The Compensation and Development Committee reviews executive officer salaries annually and makes adjustments as warranted. The Compensation and Development Committee benchmarks executive compensation regularly and compares with national compensation surveys. Base salaries for executive officers were established for 2004 on the basis of:

•	job responsibilities and complexity;
•	individual performance under established guidelines;
•	competitiveness for comparable positions in companies of similar size within the industry and general industry; and
•	sustained performance of the company.

               Annual Incentive Plan
        Under the Great Plains Energy Annual Incentive Plan (the “Plan”), executive officers receive incentive compensation based on the achievement of specific corporate business unit and individual goals. The size of the entire award under the Plan is determined by corporate earnings per share. Individual award levels are set as a percentage of the executive officer’s base salary. The corporate earnings per share target is subject to established performance measures at threshold, target and maximum. Payments at target equal 100% of the potential payout for each individual. Performance awards are not paid if the corporate earnings per share performance falls below the threshold level. Corporate earnings per share performance above the target goal results in payouts above the target level. The entire award is distributed proportionately among participants based on individual award levels and achievement of goals. In 2004, corporate earnings per share were at the maximum level and individual awards were earned in the amounts set forth in the Summary Compensation Table.
               Long-Term Incentive Plan
        Great Plains Energy has a Long-Term Incentive Plan, approved by the shareholders, which provides for grants by the Compensation and Development Committee of stock options, restricted stock, performance shares and other stock-based awards. The Compensation and Development Committee believes that appropriate equity interests in Great Plains Energy by its executive officers more closely aligns the interests of management with shareholders and has established stock ownership guidelines for executive officers based on their level within the organization. Compliance with these guidelines is taken into consideration in determining grants under the Long-Term Incentive Plan. No long-term grants were made in 2004.
               Chief Executive Officer
        In determining the base salary for Michael J. Chesser, the Chairman of the Board and Chief Executive Officer, the Compensation and Development Committee considered:

•	financial performance of the company;
•	cost and quality of services provided;
•	leadership in enhancing the long-term value of the company; and
•	relevant salary data from the utility industry.
        The incentive award to Mr. Chesser in 2004 under the Annual Incentive Plan was determined in the same manner as other executive officers.

Strategic Energy Executive Compensation
          The base salary for Richard M. Zomnir in 2004 was set by the Management Committee of Strategic Energy, L.L.C. pursuant to an Employment Agreement and reviewed by the Compensation and Development Committee. The Strategic Energy Annual Bonus Program is based on individual goals and budgeted adjusted earnings. If Strategic Energy meets its budgeted adjusted earnings, 100% of the potential payout for each individual is available. Should the company not meet 75% of its budgeted adjusted earnings, no awards will be paid and if the company exceeds 75% of its budgeted adjusted earnings then an additional 2% of each percent of budgeted adjusted earnings above 75% may be paid if the individual meets the individual goals. Strategic Energy met 86.15% of its adjusted earnings goal in 2004, which resulted in a bonus payment ratio of 72.31% of individual target bonus. Mr. Zomnir received the base salary and bonus as set forth in the Summary Compensation Table. Mr. Zomnir did not receive any long-term incentive award in 2004.

COMPENSATION AND DEVELOPMENT COMMITTEE
William C. Nelson (Chairman)
Mark A. Ernst
William K. Hall
James A. Mitchell
Robert H. West

STOCK PERFORMANCE GRAPH
COMPARISON OF CUMULATIVE TOTAL RETURNS*
GREAT PLAINS ENERGY, S&P 500 INDEX, AND EEI INDEX

*	Total return assumes reinvestment of dividends.
Assumes $100 invested on December 31, 1999, in Company common stock, S&P 500 Index, and EEI Index

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Item 2 on Proxy Card
          Deloitte & Touche LLP, who acted as Great Plains Energy’s independent auditors in 2004, has been selected and appointed by the Audit Committee to audit and certify the financial statements for 2005, subject to ratification by the shareholders of the Company.
        Representatives from Deloitte & Touche LLP are expected to be present at Great Plains Energy’s Annual Meeting, with the opportunity to make statements if they desire to do so, and are expected to be available to respond to appropriate questions.
        The affirmative vote of the holders of a majority of the shares of common stock of the Company present and entitled to vote at the meeting is required for the approval of this proposal to ratify the appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of independent public auditors will be reconsidered by the Audit Committee.
        The Board of Directors recommends a vote FOR ratification.

AUDIT COMMITTEE REPORT
          The Audit Committee is comprised of five independent directors. In connection with its function to oversee and monitor the financial reporting process of Great Plains Energy, the Audit Committee’s activities in 2004 included the following:

•	reviewing and discussing the audited financial statements and the audit of internal control over financial reporting with management and the independent auditors;
•	discussing with Deloitte & Touche LLP, the Company’s independent auditors for the year ended December 31, 2004, the matters required to be discussed by Securities and Exchange Commission regulations and by the Public Company Accounting Oversight Board Interim Standard AU 380 (formerly Statement on Auditing Standards 61), as may be modified or supplemented;
•	receiving the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with Deloitte & Touche LLP its independence from management and the Company and its subsidiaries; and
•	considering whether the non-audit services in the categories below were compatible with maintaining Deloitte & Touche LLP’s independence.
        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

               Fees paid to Deloitte & Touche LLP
        The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for audit services rendered in connection with the consolidated financial statements and reports for 2004 and 2003 and for other services rendered during 2004 and 2003 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

Fee Category	2004	2003

Audit Fees	$1,875,829	$581,648
Audit-Related Fees	307,496	249,867
Tax Fees	1,371,757	122,585
All Other Fees	96,943	87,010

Total Fees:	$3,652,025	$1,041,110
        Audit Fees: Consists of fees billed for professional services rendered for the audits of the annual consolidated financial statements of the Company and its subsidiaries and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include: services provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements; audit reports on audits of the effectiveness of internal control over financial reporting and on management’s assessment of the effectiveness of internal control over financial reporting (the fees for which in 2004 aggregated $975,000) and other attest services, except those not required by statute or regulation; services related to filings with the Securities and Exchange Commission, including comfort letter, consents and assistance with and review of documents filed with the Securities and Exchange Commission; and accounting research in support of the audit.
        Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and its subsidiaries and are not reported under “Audit Fees”. These services include consultation concerning financial accounting and reporting standards and services in connection with the Company’s assessment of the effectiveness of its internal control over financial reporting (the fees for which in 2004 aggregated $216,360).
        Tax Fees: Consists of fees billed for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning. Tax fees for 2004 included $1,195,000 of fees that became payable upon resolution of engagements entered into in prior years.
        All Other Fees: Consists of fees for all other services other than those reported above. These services include risk consulting services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditor to the Company and its subsidiaries. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted for the Company and its subsidiaries policies and procedures for the pre-approval of services provided by the independent auditor. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to aggregate fee levels established by the Audit Committee. The Audit Committee as well may specifically approve audit and permissible non-audit services on a case-by-case basis. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. Pre-approval is generally provided for up to one year, unless the Audit Committee specifically provides for a different period. The Audit Committee receives quarterly reports regarding the pre-approved services performed by the independent auditor. The Chairman of the Audit Committee may between meetings pre-approve audit and non-audit services provided by the independent auditor, and report such pre-approval at the next Audit Committee meeting.

AUDIT COMMITTEE
Mark A. Ernst (Chairman)
David L. Bodde

Randall C. Ferguson, Jr.
William C. Nelson
Robert H. West

SUBMISSION OF SHAREHOLDER PROPOSALS AND
DIRECTOR NOMINATING PROCESS

Shareholder Proposals
        Shareholders wishing to have a proposal included in the proxy statement for the Annual Meeting in 2006 must submit a written proposal to the Corporate Secretary by November 22, 2005. Securities and Exchange Commission rules set standards for shareholder proposal requirements to be included in a proxy statement.
        If a shareholder intends to bring a matter before a shareholder meeting, other than by submitting a proposal for inclusion in Great Plains Energy’s proxy statement for that meeting, Great Plains Energy’s By-Laws require the shareholder to give Great Plains Energy notice at least 60 days, but no more than 90 days, prior to the date of the shareholder meeting. If Great Plains Energy gives shareholders less than 70 days’ notice of a shareholder meeting date, the shareholder’s notice must be received by the Corporate Secretary no later than the close of business on the tenth (10) day following the earlier of the date of the mailing of the notice of the meeting or the date in which public disclosure of the meeting date was made.

        To be in proper written form, a shareholder’s notice must set forth as to each matter the shareholder proposes to bring before the shareholder meeting:

•	a brief description of the business to be brought before the shareholder meeting and the reasons for conducting the business at the shareholder meeting;
•	the shareholder’s name and record address;
•	class or series and number of shares of Great Plains Energy stock the shareholder owns beneficially or of record;
•	a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of the business by the shareholder, and any material interest of the shareholder in such business; and
•	the shareholder’s representation that they intend to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Director Nominating Process
        The Governance Committee, composed of five independent directors, identifies and recommends to the independent directors of the Board the nominees for the election of directors at the shareholder meeting. At its discretion, the Governance Committee may pay a fee to third party consultants and experts to help identify and evaluate potential new nominees for director.
        In accordance with the Corporate Governance Guidelines, the Governance Committee takes into account a number of factors when considering director candidates, including their knowledge, experience and skill in the following areas: strategic planning; change management; finance; government affairs; organizational design; teamwork; leadership; human resources; energy industry; international; technology; marketing; and leading a diverse organization.
        The Governance Committee will consider candidates for director suggested by shareholders, applying the criteria described above and the additional information referred to below. Shareholders wishing to make a director nomination may do so in the manner set forth in the By-Laws described below.
        Great Plains Energy’s By-Laws require shareholders wishing to make a director nomination give notice at least 60 days, but no more than 90 days, prior to the date of the shareholder meeting. If Great Plains Energy gives shareholders less than 70 days’ notice of a shareholder meeting date, the shareholder’s notice must be received by the Corporate Secretary no later than the close of business on the tenth (10) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting was made.
        For a director nominee election to be in proper written form, a shareholder’s notice to the Corporate Secretary must include:

        the shareholder’s

•	name and shareholder record; and
•	class or series of Great Plains Energy stock and number of shares beneficially held;
and
        the nominee’s

•	name, age, business address and residence address;
•	principal occupation or employment;
•	class or series of Great Plains Energy stock and number of shares owned beneficially; and
•	written consent of the nominee to serve as a director, if elected.
        The notice must also provide:

•	a description of all arrangements or understandings between the shareholder and the nominee;
•	a representation that the shareholder intends to appear in person or by proxy at the shareholders’ meeting to nominate the nominee; and
•	any other information relating to the shareholder and the nominee that is required to be reported in a proxy statement or other filings as required by Securities and Exchange Commission rules.
        No person shall be eligible for election as a director unless nominated according to procedures in Great Plains Energy’s By-Laws as described above. Shareholders may request a copy of the By-Laws by contacting the Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106-2124.

OTHER BUSINESS
          Great Plains Energy is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent according to their judgment.

By Order of the Board of Directors

Jeanie Sell Latz
Executive Vice President-Corporate and
Shared Services and Corporate Secretary
Kansas City, Missouri
March 21, 2005

GREAT PLAINS ENERGY INCORPORATED

P. O. Box 418679, Kansas City, Missouri 64141-9679

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, May 3, 2005.

The Board of Directors recommends a vote FOR Items 1 and 2.

The undersigned hereby appoints M. J. Chesser and W. H. Downey, and each or either of them, proxies for the undersigned with power of substitution, to vote all the shares of common stock of Great Plains Energy Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 3, 2005, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting.

This Proxy, if signed and returned, will be voted as directed on the reverse side. If this card is signed and returned without direction, such shares will be voted FOR the items.

Please sign exactly as your name(s) appear(s) on the reverse side of this card. If your shares are held jointly, any one of the joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

PLEASE NOTE ADDRESS CHANGES HERE:

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH CARD	DETACH CARD

YOUR VOTE IS IMPORTANT!

VOTE BY
TELEPHONE~ ~ ~ INTERNET ~ ~ ~ MAIL
24 hours a day ~ ~ 7 days a week

Your vote is important. Please vote immediately.

Vote by Internet Log onto the Internet and go to http://www.eproxyvote.com/gxp

OR

Vote by Telephone Call toll-free 1-800-758-6973

If you vote over the Internet or by telephone, please DO NOT mail your card.

Vote by Mail

Mark, sign and date the proxy card on the reverse side. Detach the proxy card and return it in the postage-paid envelope.

☒	Please mark votes as in this example.

KCPCM

GREAT PLAINS ENERGY INCORPORATED

The Board of Directors recommends a vote FOR Items 1 and 2.

CONTROL NUMBER:

Please be sure to sign and date this Proxy.	Date

     Shareholder Signature

Item 1. Election of Directors — Nominees

(01) D.L. Bodde, (02) M.J. Chesser, (03) W.H. Downey,
(04) M.A. Ernst, (05) R.C. Ferguson, Jr., (06) W.K. Hall,
(07) L.A. Jimenez, (08) J.A. Mitchell, (09) W.C. Nelson,
(10) L.H. Talbott, (11) R.H. West

FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐

☐	For all nominees except the name(s) below:

Item 2. Ratification of appointment of Deloitte & Touche LLP as independent auditors for 2005	☐ For	☐ Against	☐ Abstain

Mark the box at the right if your address has changed and note the change(s) in the space provided on the reverse side of this card.	☐

DETACH CARD	DETACH CARD

THANK YOU FOR VOTING!

Great Plains Energy Incorporated
Annual Meeting of Shareholders
May 3, 2005
10:00 a.m. Central Daylight Time
The Discovery Center
4750 Troost
Kansas City, MO 64110